Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 4, 2013, with respect to the audited combined financial statements of Turbo Logistics Inc. and Turbo Dedicated Inc. included in Amendment No. 1 to the Current Report on Form 8-K/A of XPO Logistics, Inc. dated January 4, 2013 incorporated by reference in the Registration Statements on Form S-4 and on Form S-3 and related Prospectus of XPO Logistics, Inc.

/s/ Ernst & Young LLP

Nashville, TN

January 27, 2014